Exhibit 99.1

American Public Education Reports Third Quarter 2026 Financial Results

~ Third Quarter Revenue, Net Income, EPS and Adjusted EBITDA All Exceed Guidance ~

~ Raises Full Year 2026 Guidance Across All Key Metrics ~

CHARLES TOWN, W.V. – November 9, 2026 -- American Public Education, Inc. (the “Company”) (Nasdaq: APEI), a company that transforms lives, advances careers and improves communities by providing online and campus-based postsecondary education to approximately 106,600 students, has reported financial and operational results for the third quarter ended September 30, 2026.

“We exceeded our guidance for third quarter revenue, net income, adjusted EBITDA and diluted earnings per share. These results reflect continued growth in Health+ driven primarily by campus and online healthcare enrollments and pricing. The third quarter was also our first partially operating as a single Higher Learning Commission-accredited institution, American Public University System, following completion of our institutional combination in early August.” said Angela Selden, President and Chief Executive Officer.

Selden concluded, “With the institutional combination largely behind us, we remain focused on executing our long-range plan and accelerating our momentum in Health+ and Military+.”

Key Third Quarter 2026 Highlights (as Compared to Third Quarter 2025)

•	Consolidated revenue of $169.1 million, a 3.6% year-over-year increase, compared to $163.2 million.

o	Excluding revenue from Graduate School USA (GSUSA), which was sold in July 2025, consolidated revenue would have increased 4.2% when compared to the prior period.
o	Consolidated revenue also reflects a shift of approximately $6.0 million of revenue into the fourth quarter of 2026 due to Military+ registration timing.
•	Health+ segment revenue growth of 9.0% year-over-year to $86.4 million, primarily driven by increased healthcare enrollments, which were supported by the continued success of the Fill the Back Row campus enrollment initiative, and modest tuition increases implemented in the second half of 2025.

•	Military+ segment revenue decreased 0.5% year-over-year to $82.7 million, primarily reflecting the revenue shift into the fourth quarter of 2026 due to registration timing.
•	Net income available to common stockholders increased 6.0% to $5.9 million, compared to $5.6 million.

•	Adjusted EBITDA was $17.5 million, compared to $20.7 million, reflecting the revenue shift into the fourth quarter, a $5.7 million increase in selling and promotional expense, which supported registration and enrollment growth, and investments in marketing optimization and integration.
•	Net income per diluted common share increased 6.7% to $0.32, compared to $0.30.

•	Cash flows from operations were $11.8 million, compared to $21.7 million, reflecting what we believe to be a temporary implementation matter related to Title IV disbursements following the institutional combination.

Balance Sheet and Liquidity

•	Total cash, cash equivalents, restricted cash and short-term investments were $216.4 million at September 30, 2026, compared to $176.5 million at December 31, 2025, representing an increase of $39.9 million, or 22.6%.

Repurchase Program

•	As previously announced, on March 10, 2026, the Company's Board of Directors approved a common stock repurchase program of up to $50 million in the aggregate. During the three and nine months ended September 30, 2026, the Company repurchased 186,032 and 274,237 shares of common stock, respectively. Weighted average diluted shares outstanding decreased to 18.7 million for the three months ended September 30, 2026, compared to 18.8 million for the same period last year.

Registrations and Enrollment

	Q3 2026	Q3 2025	% Change
Military+ [1]
For the three months ended September 30,
Net Course Registrations	103,800	100,000	3.8%
Health+ [2]
For the three months ended September 30,
Total Student Enrollment	19,100	18,600	2.5%

1.	Military+ Net Course Registrations represents the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty. Excludes students in doctoral programs.
2.	Health+ Total Student Enrollment represents students in an active status as of the full-term census or billing date.

Fourth Quarter and Full Year 2026 Outlook

The following statements are based on APEI's current expectations. These statements are forward-looking and actual results may differ materially. APEI undertakes no obligation to update publicly any forward-looking statements for any reason unless required by law. Refer to APEI's earnings conference call and presentation for further details.

In millions, except enrollment, net registrations and per share data	Fourth Quarter 2026	Fourth Quarter 2025
Military+ Net Registrations	100,000 to 105,000; +21.7% to 27.7% y/y	82,200
Health+ Enrollment	20,100; +1.0% y/y	19,900
Revenue	$179.4 - $185.4	$158.30
Net Income Available to Common Stockholders*	$15.2 - $19.8	$12.60
Adjusted EBITDA	$30.6 - $37.6	$28.70
Diluted Earnings per Share*	$0.81 - $1.07	$0.67

In millions, except per share data	Full Year 2026	Full Year 2025
Revenue	$695.0 - $701.0	$648.90
		Includes $8.0 of GSUSA Revenue
Net Income Available to Common Stockholders*	$48.5 - $53.2	$25.30
Adjusted EBITDA	$98.0 - $105.0	$85.70
Diluted Earnings per Share*	$2.59 - $2.84	$1.36
Capital Expenditures	$23.0 - $26.0	$15.90

* Net Income Available to Stockholders and Diluted Earnings per Share guidance does not include any potential impact from non-recurring strategic initiative costs.

Third Quarter 2026 Earnings Call

The Company will hold a conference call on Monday, November 9, 2026, at 5:00 PM Eastern Time to discuss its financial results for the third quarter ended September 30, 2026.

Date: Monday, November 9, 2026

Time: 5:00 PM Eastern Time (2:00 PM Pacific Time)

USA – Toll-Free Dial-in: 1 833-461-5787

International: 1 585-542-9983

Conference ID: 619 738 671

Webcast: 3Q26 Webcast Link

The Company will also provide a link on its website at https://www.apei.com/overview/default.aspx for those who wish to stream the call via webcast. If dialing in, please call the conference telephone number 5 to 10 minutes prior to the start time.

A replay of the conference call will also be available through the Company’s website through November 9, 2027.

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of EBITDA (earnings before interest, taxes, depreciation, and amortization), adjusted EBITDA (EBITDA less non-cash expenses such as stock compensation and non-recurring expenses), adjusted EBITDA margin, segment EBITDA, and segment EBITDA margin. APEI believes that the use of these measures is useful because they allow investors to better evaluate APEI's operating profit and cash generation capabilities.

Adjusted EBITDA for the three months ended September 30, 2026, and 2025, excludes stock compensation, loss on disposals of long-lived assets, severance, other professional fees, and in the three months ended September 30, 2025, loss on sale of subsidiary and loss on leases.

These non-GAAP measures should not be considered in isolation or as an alternative to measures determined in accordance with generally accepted accounting principles in the United States (GAAP). The principal limitation of our non-GAAP measures is that they exclude expenses that are required by GAAP to be recorded. In addition, non-GAAP measures are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses are excluded.

APEI is presenting EBITDA and adjusted EBITDA in connection with its GAAP results and urges investors to review the reconciliation of EBITDA and adjusted EBITDA to the comparable GAAP financial measures that are included in the tables following this press release (under the captions "GAAP Net Income to Adjusted EBITDA" "GAAP Outlook Net Income to Outlook Adjusted EBITDA", and “Education Unit Profile – Segment Summary”) and not to rely on any single financial measure to evaluate its business.

About American Public Education

American Public Education, Inc. (Nasdaq: APEI), through American Public University System (the "System") empowers students through education to transform lives, advance careers, and serve their communities locally and globally. With approximately 106,600 students and over 250,0001 alumni worldwide, the System includes four academic units: American Military University (AMU), American Public University (APU), Rasmussen University (RU), and Hondros College of Nursing (HCN). The System is accredited by the Higher Learning Commission, an institutional accreditation agency recognized by the U.S. Department of Education. The System is a wholly owned subsidiary of American Public Education, Inc. (Nasdaq: APEI).

1As of September 30, 2026.

The System, including AMU, APU, RU, and HCN, is not affiliated with the U.S. Military or American University.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc. ("APEI" or the "Company") that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about APEI and the industry. Forward-looking statements include, without limitation, statements regarding expectations for growth, registration, enrollments, demand, revenues, net income, earnings per share, EBITDA, adjusted EBITDA, adjusted EBITDA margin, the growth and profitability of APEI, and related growth strategies, and plans with respect to and future impacts of recent, current and future initiatives, including the recently completed institutional combination and the expected benefits and future impacts thereof.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, risks related to: APEI's failure to comply with, or adverse actions relating to, regulatory and accrediting agency requirements, including the "90/10 Rule", and to maintain institutional accreditation and the impacts of any actions APEI may take to prevent or correct such failure; changes in the post-secondary education regulatory environment as a result of U.S. federal elections, including any changes by or as a result of actions of the current administration to the operations of the Department of Education or changes to or the elimination or implementation of laws, regulations, standards, policies, and practices; potential or actual government shutdowns and uncertainties in the estimated impacts of any such shutdowns on APEI and Military+ and its prospective and current students, and APEI's inability to mitigate these impacts; government budget and federal workforce uncertainty; the institutional combination; APEI's dependence on the effectiveness of its ability to attract students who persist in its institutions' programs; changing market demands; declines in enrollments at APEI's subsidiaries; APEI's inability to effectively market its institutions' programs; APEI's inability to maintain strong relationships with the military and maintain course registrations and enrollments from military students; the loss or disruption of APEI's ability to receive funds under Title IV or TA programs, including the delays in the Department of Education’s implementation of systems changes to reflect the institutional combination, which affected the timing of Title IV financial aid processing, or the reduction, elimination, or suspension of federal funds; adverse effects of changes APEI makes to improve the student experience and enhance the ability to identify and enroll students who are likely to succeed; APEI's need to successfully adjust to future market demands by updating existing programs and developing new programs; APEI's loss of eligibility to participate in Title IV programs or ability to process Title IV financial aid; economic and market conditions and changes in interest rates; difficulties involving acquisitions; APEI's indebtedness, including the refinancing thereof; APEI's dependence on and the need to continue to invest in its technology infrastructure, including with respect to third-party vendors; the inability to recognize the intended benefits of APEI's cost savings and reduction and revenue generating efforts; APEI's ability to manage and limit its exposure to bad debt; and the various risks described in the "Risk Factors" section and elsewhere in APEI's Annual Report on Form 10-K for the year ended December 31, 2025, and in other filings with the SEC. You should not place undue reliance on any forward-looking statements. APEI undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

Company Contact
Frank Tutalo
Director, Public Relations
American Public Education, Inc.
ftutalo@apei.com

Investor Relations
Shannon Devine

MZ North America

Direct: 203-741-8811
APEI@mzgroup.us

American Public Education Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2026	2025
	(unaudited)

Revenue	$169,143	$163,215
Costs and expenses:
Instructional costs and services	74,942	74,698
Selling and promotional	41,816	36,139
General and administrative	39,315	34,689
Depreciation and amortization	3,969	3,946
Loss on assets held for sale	498	-
Loss on sale of subsidiary	-	3,877
Loss on leases	-	77
Loss on disposals of long-lived assets	688	92
Total costs and expenses	161,228	153,518
Income from operations before
interest and income taxes	7,915	9,697
Interest income (expense), net	459	-1,069
Income before income taxes	8,374	8,628
Income tax expense	2,482	3,068
Net income	$5,892	$5,560
Preferred stock dividends	-	-
Loss on redemption of preferred stock	-	-
Net income available to common stockholders	$5,892	$5,560

Income (loss) per common share:
Basic	$0.32	$0.31
Diluted	$0.32	$0.3
Weighted average number of common shares:
Basic	18,283	18,070
Diluted	18,685	18,755

	Three Months Ended
Segment Information:	September 30,
	2026	2025
Revenue:
Military+ Segment	$82,727	$83,137
Health+ Segment	$86,432	$79,270
Corporate and other[1]	$-16	$808
Income (loss) from operations before
interest and income taxes:
Military+ Segment	$21,400	$25,280
Health+ Segment	$-1,938	$-2,113
Corporate and other	$-11,547	$-13,470

	Nine Months Ended
	September 30,
	2026	2025
	(unaudited)

Revenue	$515,612	$490,532
Costs and expenses:
Instructional costs and services	226,212	228,065
Selling and promotional	119,798	106,392
General and administrative	113,097	109,243
Depreciation and amortization	12,076	12,026
Loss on sale of subsidiary	-	3,877
Loss on assets held for sale	498	1,527
Loss on leases	-	77
Loss on disposals of long-lived assets	847	357
Total costs and expenses	472,528	461,564
Income from operations before
interest and income taxes	43,084	28,968
Loss on extinguishment of debt	-1,672	-
Interest income (expense), net	368	-3,064
Income before income taxes	41,780	25,904
Income tax expense	8,384	6,955
Net income	$33,396	$18,949
Preferred stock dividends	-	2,751
Loss on redemption of preferred stock	-	3,501
Net income available to common stockholders	$33,396	$12,697

Income per common share:
Basic	$1.82	$0.71
Diluted	$1.78	$0.68

Weighted average number of
common shares:
Basic	18,309	17,982
Diluted	18,766	18,596

	Nine Months Ended
Segment Information:	September 30,
	2026	2025
Revenue:
Military+ Segment	$257,708	$248,814
Health+ Segment	$258,004	$233,852
Corporate and other[1]	$-100	$7,866
Income (loss) from operations before
interest and income taxes:
Military+ Segment	$75,841	$70,848
Health+ Segment	$-1,113	$-5,309
Corporate and other	$-31,644	$-36,571

1. Corporate and Other includes tuition and contract training revenue earned by GSUSA and the elimination of intersegment revenue for courses taken by employees of one segment at other segments.

American Public Education, Inc.
Consolidated Balance Sheet
(In thousands)

	As of September 30, 2026	As of December 31, 2025
ASSETS	(Unaudited)
Current assets:
Cash, cash equivalents, and restricted cash	$124,972	$176,499
Short-term investments	91,455	-
Accounts receivable, net of allowance of $23,984 in 2026 and $21,113 in 2025	51,684	65,662
Prepaid expenses	17,217	14,197
Income tax receivable	5,235	3,458
Assets held for sale	647
Total current assets	291,210	259,816
Property and equipment, net	71,710	70,598
Operating lease assets, net	55,286	57,686
Deferred income taxes	36,279	39,176
Intangible assets, net	28,221	28,221
Goodwill	59,593	59,593
Other assets, net	6,168	6,328
Total assets	$548,467	$521,418
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,662	$4,822
Accrued compensation and benefits	27,995	22,463
Accrued liabilities	16,839	13,375
Deferred revenue and student deposits	30,746	23,016
Lease liabilities, current	10,698	11,374
Long-term debt, current	6,188	-
Total current liabilities	100,128	75,050
Lease liabilities, long-term	56,116	56,921
Long-term debt, net	80,054	94,665
Total liabilities	$236,298	$226,636

Stockholders’ equity:
Common stock, $.01 par value; 100,000,000 shares authorized; 18,224,194 issued and outstanding in 2026; 18,125,860 issued and outstanding in 2025	182	181
Additional paid-in capital	309,119	311,119
Accumulated other comprehensive loss	-26	-18
Retained earnings (accumulated deficit)	2,894	-16,500
Total stockholders’ equity	312,169	294,782
Total liabilities and stockholders’ equity	$548,467	$521,418

GAAP Net Income to Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted EBITDA for the three and nine months ended September 30, 2026 and 2025:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2026	2025	2026	2025
Net income available to common stockholders	$5,892	$5,560	$33,396	$12,697
Preferred dividends	-	-	-	2,751
Loss on redemption of preferred stock	-	-	-	3,501
Net income	$5,892	$5,560	$33,396	$18,949
Income tax expense	2,482	3,068	8,384	6,955
Interest (income) expense, net	-459	1,069	-368	3,064
Loss on extinguishment of debt	-	-	1,672	-
Depreciation and amortization	3,969	3,946	12,076	12,026
EBITDA	11,884	13,643	55,160	40,994

Loss on assets held for sale	498	-	498	1,527
Loss on leases	-	77	-	77
Loss on sale of subsidiary	-	3,362	-	3,362
Other professional fees	887	801	2,768	3,505
Stock compensation	2,089	1,634	6,648	6,135
Loss on disposals of long-lived assets	688	92	847	357
Severance	1,477	1,083	1,477	1,083
Adjusted EBITDA	$17,523	$20,692	$67,398	$57,040

Segment Summary

$( in millions)

		3Q26	3Q25
Military+	Revenue	$82.70	$83.10
	Operating Income[1]	21.4	25.3
	+ Depreciation and Amortization	1.2	0.9
	EBITDA	$22.60	$26.20
	EBITDA Margin	27%	32%

Health+	Revenue	$86.40	$79.30
	Operating Income[1]	-1.9	-2.1
	+ Depreciation and Amortization	2.4	2.6
	EBITDA	$0.50	$0.50
	EBITDA Margin	1%	1%

Graduate School USA	Revenue	$-	$0.80
	Operating Income[1]	-	-0.9
	+ Depreciation and Amortization	-	0.1
	EBITDA	$-	$(0.80)

Corporate [3]	Operating Income[1]	$(11.50)	$(12.60)
	+ Depreciation and Amortization	0.4	0.4
	EBITDA	$(11.10)	$(12.20)

American Public Education, Inc.	Consolidated Revenue	$169.10	$163.20
	Operating Income	7.9	9.7
	Net income available to common stockholders	5.9	5.6
	Margin	5%	6%
	+Depreciation and Amortization	4.0	3.9
	Consolidated EBITDA	11.9	13.6
	+ Adjustments [2]	5.6	7.1
	Consolidated Adjusted EBITDA	$17.50	$20.70
	Adjusted EBITDA Margin	10%	13%

1	Operating Income reflects income (loss) from operations before interest and income taxes, as reflected in our Q3 2026 Form 10-Q.
2	Adjustments include stock compensation expense, loss on disposals of long-lived assets, loss on assets held for sale, severance and other professional fees and in the three months ended September 30, 2025 only, loss on sale of subsidiary and loss on leases.
3	Corporate results include unallocated corporate activity and eliminations.

GAAP Net Income to Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s outlook GAAP net income to the calculation of outlook adjusted EBITDA for the three and twelve months ending December 31, 2026:

	Three Months Ending		Twelve Months Ending
	31-Dec-26		31-Dec-26
(in thousands)	Low	High	Low	High
Net Income	$15,153	$19,808	$48,549	$53,204
Income tax expense	7,634	9,979	16,018	18,363
Interest income, net	-300	-300	-668	-668
Loss on extinguishment of debt	-	-	1,672	1,672
Depreciation and amortization	4,820	4,820	16,896	16,896
EBITDA	27,307	34,307	82,467	89,467
Stock compensation	2,000	2,000	8,648	8,648
Other professional fees	450	450	3,218	3,218
Severance	845	845	2,322	2,322
Other[1]	-	-	1,345	1,345
Adjusted EBITDA	$30,602	$37,602	$98,000	$105,000

1.	Includes losses on assets held for sale and disposals of long-lived assets.